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IMMEDIATE RELEASE

INDEPENDENT PROXY ADVISOR GLASS LEWIS ENDORSES LLOYD MILLER'S NOMINEES TO BOARD OF ANACOMP, INC.

Naples, Florida - (BUSINESS WIRE) - February 20, 2004 - The independent investor advisory group Glass, Lewis and Co. yesterday gave its proxy endorsement for the election of the two nominees, Raymond L Steele and Frank A. Bellis, Jr., being solicited by Lloyd I. Miller, III to the Board of Directors of Anacomp, Inc.

In its analysis, Glass, Lewis recognizes that "Mr. Bellis and Mr. Steele have gained extensive business experience as executives and board members of various companies" and that it believes that they will "represent the interests of shareholders."

In response to the Glass, Lewis recommendation, Mr. Miller stated "I am very pleased that an independent expert agrees with me regarding the need for a greater independent presence on the board and acknowledges the qualifications of my nominees." Mr. Miller continued "while I am disappointed that ISS, another proxy advisory firm, did not support the election of my nominees, they did credit my proxy fight as a potential catalyst for the recent corporate governance changes the company has adopted. I believe this only further highlights the need for independent representation on the Board."


Mr. Miller has filed a proxy statement with the Securities and exchange Commission relating to Mr. Miller's solicitation of proxies from Anacomp stockholders with respect to Anacomp, Inc.'s 2004 annual meeting of stockholders. SHAREHOLDERS ARE URGED TO READ MR. MILLER'S PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION.

To obtain a copy of Mr. Miller's proxy statement, get additional information or assistance in voting the BLUE proxy card in favor of Mr. Miller's nominees, shareholders may call Mr. Miller's proxy solicitor, The Altman Group, toll free at 800.249.7140.



Contact:   Paul Schulman,  The Altman Group, 201-460-1200

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